UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2017

Veritone, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38093	47-1161641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3366 Via Lido, Newport Beach, CA 92663

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 888-507-1737

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2017, the Board of Directors (the “Board”) of Veritone, Inc. (the “Company”) appointed Knute P. Kurtz to fill the vacancy currently existing in Class II of the Board. Mr. Kurtz will serve for an initial term continuing until the date of the Company’s 2019 annual meeting of stockholders or until his successor is elected and duly qualified, or until his earlier resignation, death or removal. Mr. Kurtz was the designee of certain stockholders of the Company, including entities that are affiliated with the Chief Executive Officer and President of the Company (the “Major Stockholders”) pursuant to that certain Voting Agreement dated August 14, 2016, by and among Acacia Research Corporation (“Acacia”) and the Major Stockholders. During the period commencing on May 11, 2017 through May 11, 2019, (the “Voting Period”), Acacia has the right to nominate three (3) directors to the Board, and the Major Stockholders, voting together as a group, have the right to nominate six (6) directors to the Board. Mr. Kurtz was appointed to serve on each of the Company’s standing Board Committees and was appointed to serve as the Audit Committee Chairperson, effective June 8, 2017.

Until his retirement in June 2016, Mr. Kurtz was the Managing Partner of the Orange County office of PricewaterhouseCoopers LLP (“PwC”). During his ten years in that role, Mr. Kurtz was responsible for leading all important market facing activities on behalf of PwC and overseeing the delivery of assurance, financial/tax and advisory services to public and private clients in the market. He was a member of PwC’s senior leadership for the Southern California, Phoenix and Las Vegas cluster of offices and also served as the Market Leader for the PwC’s Private Company Services practice in that geography. Prior to his role in the Southern California market, Mr. Kurtz served in various other leadership positions with PwC over a career that spanned 38 years and six offices throughout the United States. His professional experience includes serving as the lead advisor and audit partner to public and private clients in a number of different industry sectors and companies as diverse as Fortune 500 companies to high tech start-up entities. In addition to financial/audit services, he has extensive experience in capital market transactions including IPOs, mergers and acquisitions and debt offerings. His client work has also included advising audit committees and senior management on matters pertaining to corporate governance, risk assessments, internal controls and strategic initiatives. Mr. Kurtz currently serves as a director of Sunwest Bank, a privately-held regional bank.

In connection with his appointment, Mr. Kurtz received 5,576 restricted stock units (“RSUs”), which were valued at $75,000 based at the closing stock price on the date of his appointment. Such RSUs were granted to Mr. Kurtz under the automatic grant provisions of the Company’s 2017 Stock Incentive Plan. Each RSU represents a contingent right to receive one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”). All of the shares subject to the RSUs will vest upon the earlier of (i) Mr. Kurtz’s completion of one (1) year of service on the Board measured from June 8, 2017 (the “Grant Date”) or (ii) the day immediately preceding the date of the regular annual stockholders meeting after the Grant Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veritone, Inc.
Date: June 14, 2017

	By:	/s/ Jeffrey B. Coyne
Name: Jeffrey B. Coyne
Title: Executive Vice President, General Counsel and Secretary